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Exhibit 10.1

April 14, 2003                                                                                                          [USA BROADBAND LOGO]

Mr. Ric Landry
Maroon Bells Capital
269 Market Square
Lake Forest, IL 60045

Dear Mr. Landry,

        When executed by the undersigned where indicated below, this letter will form an Advisory Agreement (the "Agreement") for the 36 month period commencing April 15, 2003 between Ric Landry, an individual and independent contractor ("Advisor") and USA Broadband, Inc. whereby Advisor will provide certain Advisory services to USAB on a non-exclusive basis, including general corporate advisory and development services. Advisor will devote a portion of his professional resources to USAB during the course of this agreement.

        A.    Advisory Services to Be Performed for USAB by Advisor

        1.    General Corporate Advisory Services.    Advisor will provide as needed, USAB with advice in connection with (i) structuring and implementing its overall corporate finance strategy and corporate development strategy, (ii) review and analysis of public filings, business plans, corporate materials, and investor relations materials; and (iii) general Advisory services including funding related assistance and guidance.

        Compensation:    As consideration to Advisor for the commencement of services hereunder, USAB agrees to pay a retainer of not less than $1.00 (one dollar) per year. In the event the company is able to (i) secure permanent funding of $5 million or more, or (ii) a significant event or transaction occurs such that the company realizes sufficient liquidity to meet current operating requirements, the Advisor will be entitled to an amount greater than the $1.00 retainer. Said amount to be determined and agreed upon between Advisor and Company and approved by the board of Directors.

        B.    Expenses

        USAB agrees to reimburse Advisor for reasonable out-of-pocket travel expenses related to Advisor's performance of the services described in this Agreement (i.e. travel and lodging for Advisor professionals to destinations where USAB has requested the presence of Advisor).

        C.    Term of Agreement

        The term of this Agreement shall commence on April 15, 2003 and shall be in effect for 36 months. Renewable thereafter by written agreement between the parties.

        D.    Indemnification

        Advisor and USAB agree to indemnify and hold each other harmless against claims resulting in connection with the provision of services under this engagement.

        E.    Governing Law

        This Agreement shall be governed by the laws of the State of California.

        F.    Independent Contractor Status.

        Advisor is an independent contractor and is not entitled to employee benefits. Advisor is not authorized to enter into any contract, obligation or other transaction on behalf of USAB.

        G.    Confidentiality

        In the course of rendering the services provided for in this Agreement, Advisor will learn and may develop information which is considered by USAB to be confidential. Advisor agrees not to use or disclose such confidential information, except for the purpose of performing its duties hereunder, without the express written consent of USAB

        H.    Signatures

        By their authorized signatures below, Advisor and USAB do agree to be bound by the terms of this Agreement. This Agreement may be signed in counterparts, including fax signatures. Changes in the terms and conditions of this Agreement may be enacted only with mutual written consent.

ACCEPTED FOR USA Broadband, Inc. /s/ GRANT MILLER Grant Miller
Date: 4/15/03

ACCEPTED by Ric Landry /s/ RIC LANDRY Date:

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  Exhibit 10.1